[Bridge Bancorp, Inc. logo omitted]


Contact:
Howard Nolan, Senior Executive Vice President
Chief Operating Officer
(631) 537-1001, ext. 7255


                              FOR IMMEDIATE RELEASE
              BRIDGE BANCORP, INC. AND BRIDGEHAMPTON NATIONAL BANK
                                    ANNOUNCE
                           THE YEAR END RETIREMENT OF
             THOMAS J. TOBIN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                       AND
                      NAMES HIS SUCCESSOR KEVIN M. O'CONNOR

     Bridgehampton, New York, October 9, 2007 -Bridge Bancorp, Inc.(the "Company") (NASDAQ/OTCBB: BDGE) announced today the retirement of its President and Chief Executive Officer, Thomas J. Tobin, effective December 31, 2007. Mr. Tobin has served in this position since the Company's inception in 1989 and President and Chief Executive Officer of Bridgehampton National Bank, the Company's principal subsidiary (the "Bank") (collectively "Bridge") since 1986. Simultaneously, as part of its strategic and succession planning process, the Board of Directors announced that Kevin M. O'Connor has joined the Company. He has been appointed to the Board of Directors and will serve as Mr. Tobin's successor in both roles effective January 1, 2008. To insure an effective transition, Mr. Tobin will continue as President Emeritus and Special Advisor to the Board of Directors through December 31, 2009. Mr. Tobin will remain on the Board of Directors of Bridge.

     During Mr. Tobin's tenure, the Company achieved a reputation of superiority on all fronts - wealth creation for the shareholders--service for the customers--dedication to the communities served. Since 1993, the stock price has appreciated approximately 1,200 percent and Bridge has achieved Returns on Average Assets and Average Equity in excess of 1.15 percent and 16 percent, respectively, consistently higher than industry averages.

     Raymond Wesnofske, Chairman of the Board, commented "Under Tom's guidance we have grown our Company into a market leader. Through his expertise and guidance, Bridge has delivered exemplary earnings, stock appreciation, dividends and service, and always with a focus on safety and soundness. With Tom's leadership, we have come to serve as a model of corporate citizenship through our work with not for- profits-- particularly the underwriting and sponsorship of the Executive Management School at Columbia University benefiting 25 east end non profit organizations. He was also at the forefront of environmental issues aimed at preserving the quality of life including the legislation establishing the Community Preservation Fund. We thank Tom for his leadership, dedication and hard work and look forward to his continuing contributions throughout the transition period and as President Emeritus and Special Advisor to the Board of Directors."

         "It has been an honor and pleasure serving as President and Chief Executive Officer of Bridge. Foremost, I want to acknowledge my family for their love and support, the Board of Directors for the opportunity and the officers and staff for their dedication and service. I believe that the planned and disciplined approach taken by myself and the Board in executing our succession plan has resulted in the right candidate to assume the leadership role here at Bridge. I look forward to working with Kevin during this transition period" remarked Mr. Tobin.

     Mr. O'Connor stated "I am honored and excited to join the Bridge family. Tom has assembled a talented management team here at Bridge, and with this solid foundation in place, we can continue to deliver superior performance. As a community bank, we will remain dedicated to our customers and the communities that we serve."

     Kevin M. O'Connor is a seasoned executive with over 20 years of experience in the financial services industry. Since 1992, he has served as Executive Vice President and Treasurer, at North Fork Bancorporation, Inc. In that role he actively participated in key decisions regarding the strategic direction of the bank, including planning, pricing and balance sheet management. He was a key member of the team helping grow the institution through successful acquisitions and de novo branching. Prior to 1992, he was Senior Vice President and Chief Financial Officer at Southold Savings Bank, a wholly owned subsidiary of North Fork Bancorporation, Inc.

         Mr. O'Connor is a graduate of Adelphi University holding a Bachelor of Arts Degree in Accounting. He is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and past President and board member of Suffolk County Council of the Boy Scouts of America. Mr. O'Connor resides with his family in Rocky Point.

     Founded in 1910, The Bridgehampton National Bank operates retail branches in Bridgehampton, Cutchogue, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, Southold, Wading River and Westhampton Beach.

     The Bridgehampton National Bank maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on eastern Long Island. BNB continues a rich tradition of involvement in the local community, supporting programs and initiatives that promote local businesses, the environment, education, healthcare, social services and the arts.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as "expects," "believes," "should," "plans," "anticipates," "will," "potential," "could," "intend," "may," "outlook," "predict," "project," "would," "estimates," "assumes," "likely," and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company's consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.


Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Bank's loan and investment portfolios; changes in management's business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.